Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES SECOND QUARTER FISCAL 2005 EARNINGS

— Board of Directors Approves New $100 Million Securities Repurchase Program —

— Reaffirms Fiscal 2005 EPS Guidance of $1.17 Per Diluted Share —

New York, New York, August 19, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) today reported net income for the second quarter ended July 30, 2005 of $7,139,000, or $0.10 per share on a diluted basis (on an average of 72.5 million shares outstanding), compared to a net income of $30,087,000, or $0.41 per share on a diluted basis (on an average of 74.7 million shares outstanding) in the second quarter of fiscal 2004. Excluding the previously announced charge of $9.5 million ($0.08 per share on a diluted basis) for lease costs relating to the relocation of its corporate offices (which will be a one-time only charge), earnings per share for the second quarter of fiscal 2005 would be $0.18.

As previously reported, the Company’s net sales for the second quarter of fiscal 2005 totaled $508,684,000, up 7.6 percent from $472,634,000 for the same period last year. By division, net sales for the second quarter of fiscal 2005 were $212,227,000 for Ann Taylor compared to $221,661,000 last year, and $245,389,000 for Ann Taylor LOFT compared to $208,541,000 last year. Comparable store sales for the second quarter of fiscal 2005 were down 3.9 percent, compared to an increase of 7.0 percent for the second quarter of last year. By division, comparable store sales for the second quarter were down 6.1 percent for Ann Taylor compared to a 0.8 percent increase last year, and down 3.2 percent for Ann Taylor LOFT compared to an 18.1 percent increase last year.

Ann Taylor Chairman J. Patrick Spainhour said, “One of our key initiatives has been our inventory management strategy which should enhance gross margin in the second half of the year. We have entered the second half with the lowest average inventory level per store in the past five years.”

Kay Krill, Ann Taylor President, stated, “Our first and foremost objective has been to restore financial performance to the Ann Taylor division. In the second quarter, our full-price penetration steadily increased as more of our ‘new’ product hit the floor, which indicates that we are well on our way to providing our client with a wardrobable assortment of updated classics that are stylish and flattering and meet her wardrobing needs for her lifestyle.”

ANNTAYLOR

“At LOFT, we had a challenging season. We planned aggressive comparable store sales and the business did not materialize as we’d hoped for as we did not have the appropriate balance that our client expects from us. However, we entered the third quarter in a healthier position on several fronts: flat inventory to last year, a better balance of work versus casual options, a more focused color assortment, and a wear-now focus that is being well received. We remain as confident as ever about LOFT’s future.”

Total inventory levels at the end of the second quarter were down approximately 3 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 2 percent at Ann Taylor and flat at Ann Taylor LOFT.

Gross margin, as a percentage of net sales, decreased to 47.5 percent in the second quarter of fiscal 2005, compared to 53.0 percent in the second quarter of fiscal 2004. The decrease in gross margin as a percentage of net sales is primarily due to lower full-price sales at Ann Taylor LOFT and lower margins achieved on non full-price sales at both divisions, largely due to an increase in promotional activities at both divisions.

Selling, general and administrative expenses during the second quarter of fiscal 2005 were $231,064,000, or 45.4 percent of net sales, compared to $200,364,000, or 42.4 percent of net sales, for the same period last year. The increase in selling, general and administrative expenses as a percentage of net sales primarily resulted from the one-time charge related to the relocation of the Company’s corporate headquarters combined with an overall deleveraging of expenses due to the decrease in comparable store sales, partially offset by a decrease in the provision for management performance bonus.

Operating profit was 2.1 percent of net sales in the second quarter of fiscal 2005 compared to 10.6 percent of net sales in the second quarter of last year.

During the second fiscal quarter of 2005, the Company opened 1 Ann Taylor store, 17 Ann Taylor LOFT stores and 8 Ann Taylor Factory stores. The total store count at quarter-end was 782, comprised of 361 Ann Taylor stores, 375 Ann Taylor LOFT stores and 46 Ann Taylor Factory stores.

Total store square footage increased 15.2 percent to 4,484,000 square feet as of July 30, 2005, from 3,893,000 square feet as of July 31, 2004. Total square footage by division at the end of the second quarter was 1,901,000 square feet for Ann Taylor and 2,197,000 square feet for Ann Taylor LOFT.

For the full spring season (fiscal year-to-date period ending July 30, 2005), the Company’s net income was $24,110,000, or $0.33 per share on a diluted basis (on an average of 72.0 million shares outstanding), compared to net income of $61,833,000 or $0.84 per share on a diluted basis (on an average of 74.9 million shares outstanding), for the same period last year.

ANNTAYLOR

Spring 2005 net sales totaled $985,130,000, up 8.7 percent from $905,880,000 in spring 2004. By division, net sales for the spring season were $417,965,000 for Ann Taylor compared to $435,085,000 last year, and $468,793,000 for Ann Taylor Loft compared to $393,928,000 last year. Comparable store sales for the spring 2005 season decreased 3.5 percent over the same period last year. Comparable store sales by division were down 5.5 percent for Ann Taylor and down 2.4 percent for Ann Taylor Loft.

Gross margin as a percent of net sales for the spring 2005 season was 49.2 percent, compared to 55.5 percent in spring 2004. The decrease in gross margin as a percentage of net sales is primarily due to lower full-price sales at Ann Taylor LOFT and lower margins achieved on non full-price sales at both divisions, largely due to an increase in promotional activities at both divisions.

Selling, general and administrative expenses as a percentage of net sales increased to 45.4 percent for the spring 2005 season compared to 44.1 percent for the same period last year. The increase in selling, general and administrative expenses as a percentage of net sales was primarily due to the one-time charge related to the relocation of the Company’s corporate headquarters combined with an overall deleveraging of expenses due to the decrease in comparable store sales, partially offset by a decrease in the provision for management performance bonus.

During the second fiscal quarter of 2005, the Company purchased 375,000 shares of its common stock at a cost of approximately $9,300,000.

On August 18, 2005, the Company’s Board of Directors approved a new $100 million securities repurchase program which replaced the August 2004 program. Under the new program, purchases of shares of the Company’s Common Stock will be made from time to time, subject to market conditions and at prevailing market prices, through open market purchases or in privately negotiated transactions.

ANNTAYLOR

Outlook

The Company expects to see gross margins improve from current levels in both the third and fourth quarters as inventory levels continue to decline and merchandise margins improve. Additionally, the Company expects to see a reduction from current levels in selling, general and administrative expenses as a percentage of sales in both the third and fourth quarters. The Company continues to anticipate that consolidated inventory levels per square foot will decline in the low double-digit range by the end of the fiscal year. Based on the above assumptions and previously announced planned store growth, the Company remains comfortable with its previous guidance of $1.17 per diluted share for fiscal 2005.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 782 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of July 30, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

•    •    •

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

— Tables Follow —

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters and Six Months Ended July 30, 2005 and July 31, 2004

(unaudited)

	Quarters Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
	(in thousands, except per share amounts)

Net sales	$508,684	$472,634	$985,130	$905,880
Cost of sales	267,157	222,339	500,460	402,682

Gross margin	241,527	250,295	484,670	503,198
Selling, general and administrative expenses	231,064	200,364	446,797	399,689

Operating income	10,463	49,931	37,873	103,509
Interest income	2,175	1,295	3,942	2,296
Interest expense	453	1,079	868	2,749

Income before income taxes	12,185	50,147	40,947	103,056
Income tax provision	5,046	20,060	16,837	41,223

Net income	$7,139	$30,087	$24,110	$61,833

Basic earnings per share of common stock	$0.10	$0.43	$0.34	$0.89

Weighted average shares outstanding	71,907	70,358	71,454	69,168
Diluted earnings per share of common stock	$0.10	$0.41	$0.33	$0.84

Weighted average shares outstanding, assuming dilution	72,508	74,722	72,018	74,879

Number of stores open at beginning of period	756	667	738	648
Number of stores opened during period	26	21	46	40
Number of stores expanded/relocated during period *	1	1	2	1
Number of stores closed during period	—	1	2	1
Number of stores open at end of period	782	687	782	687

Total store square footage at end of period	4,484	3,893

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

July 30, 2005 and January 29, 2005

(unaudited)

	July 30, 2005	January 29, 2005
	(in thousands, except per share data)

ASSETS
Current assets
Cash and cash equivalents	$252,875	$62,412
Short-term investments	—	192,400
Accounts receivable	17,679	12,573
Merchandise inventories	231,334	229,218
Prepaid expenses and other current assets	91,900	90,711

Total current assets	593,788	587,314
Property and equipment, net	479,309	434,328
Goodwill	286,579	286,579
Deferred financing costs, net	1,199	1,382
Other assets	21,876	17,735

Total assets	$1,382,751	$1,327,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$66,318	$88,340
Accrued salaries and bonus	9,044	21,617
Accrued tenancy	44,263	32,264
Gift certificates and merchandise credits redeemable	28,898	38,892
Accrued expenses	60,305	62,633

Total current liabilities	208,828	243,746

Deferred lease costs and other liabilities	187,518	156,848

Stockholders’ equity
Common stock, $.0068 par value; 120,000,000 shares authorized; 81,607,067 and 80,085,690 shares issued, respectively	555	545
Additional paid-in capital	710,695	669,128
Retained earnings	469,563	445,410
Deferred compensation on restricted stock	(15,071)	(11,746)

	1,165,742	1,103,337
Treasury stock, 8,814,912 and 9,453,242 shares respectively, at cost	(179,337)	(176,593)

Total stockholders’ equity	986,405	926,744

Total liabilities and stockholders’ equity	$1,382,751	$1,327,338